CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF
CALIBERCOS INC.

CALIBERCOS INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Third Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted resolutions (i) authorizing a series of the Company’s previously authorized preferred stock, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of seven hundred fifty thousand (750,000) shares of “Series A Convertible Preferred Stock” of the Company, as follows:

RESOLVED, that pursuant to the authority vested in the Board this Company, in accordance with the provisions of the Third Amended and Restated Certificate of Incorporation, a series of preferred stock, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

i.“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

ii.“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

iii.“Class A Common Stock” shall mean the Company’s Class A common stock, par value $0.001.

iv.“Class B Common Stock” shall mean the Company’s Class B common stock, par value $0.001.

v.“Common Stock” means the Class A Common Stock and the Class B Common Stock.

vi.“Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, twenty-five percent (25%) of the Stated Value.

vii.“Conversion Notice” means the form of Conversion Notice attached hereto as Exhibit I.

viii.“Conversion Shares” means shares of Class A Common Stock issuable upon conversion of Preferred Shares.

ix.“Convertible Security” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Class A Common Stock.

x.“First Tranche Conversion Price” means the Initial Conversion Price.

xi.“First Tranche Conversion Rate” means a number of shares of Class A Common Stock determined by dividing (x) the Stated Value of such First Tranche Convertible Share by (y) the First Tranche Conversion Price.

xii.“First Tranche Convertible Shares” means, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to twenty-five percent (25%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

xiii.“Fourth Tranche Conversion Price” means the product of the Initial Conversion Price multiplied by 250%.

xiv.“Fourth Tranche Conversion Rate” means a number of shares of Class A Common Stock determined by dividing (x) the Stated Value of such Fourth Tranche Convertible Share by (y) the Fourth Tranche Conversion Price.

xv.“Fourth Tranche Convertible Shares” means, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to twenty-five percent (25%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

xvi.“Initial Conversion Price” means, on a per share basis, as of any Conversion Date (as defined below) or other date of determination, an amount equal to $0.5114, subject to adjustment as provided herein.

xvii.“Issuance Date” means, with respect to each Preferred Share, the date of issuance of such Preferred Share.

xviii.“Liquidation Preference” means, with respect to each outstanding Preferred Share, the sum of: (i) the amount of all accrued but unpaid dividends on such Preferred Share; plus (ii) the product of the Stated Value multiped by 120%.

xix.“Mandatory Conversion Event” means the first date on which the closing price of the Class A Common Stock of the Company on the Principal Market is 200% higher the Initial Conversion Price for twenty (20) of thirty (30) consecutive Trading Days.

xx.“Options” means any rights, warrants or options to subscribe for or purchase shares of Class A Common Stock or Convertible Securities.

xxi.“Pari Passu Shares” means the shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Preferred Shares as to payments of funds in the event of a liquidation of the Company.

xxii.“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

xxiii.“Preferred Shares” means shares of Series A Convertible Preferred Stock, par value $0.001 per share.

xxiv. “Principal Market” means, as of any time of determination, the principal trading market, if any, in which the shares of Class A Common Stock then trade.

xxv.“Second Tranche Conversion Price” means the product of the Initial Conversion Price multiplied by 150%.

xxvi.“Second Tranche Conversion Rate” means a number of shares of Class A Common Stock determined by dividing (x) the Stated Value of such Second Tranche Convertible Share by (y) the Second Tranche Conversion Price.

xxvii.“Second Tranche Convertible Shares” means, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to twenty-five percent (25%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

xxviii.“Stated Value” means Twenty Dollars ($20) per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the initial Issuance Date with respect to the Preferred Shares.

xxix.“Subscription Agreement” means that certain Subscription Agreement between the Company and the purchasers of Preferred Shares, as the same may be amended, restated, modified or supplemented and in effect from time to time.

xxx.“Third Tranche Conversion Price” means the product of the Initial Conversion Price multiplied by 200%.

xxxi.“Third Tranche Conversion Rate” means a number of shares of Class A Common Stock determined by dividing (x) the Stated Value of such Third Tranche Convertible Share by (y) the Third Tranche Conversion Price.

xxxii.“Third Tranche Convertible Shares” means, with respect to any holder of Preferred Shares, a number of Preferred Shares equal to twenty-five percent (25%) of the total Preferred Shares held by the original holder of such Preferred Shares as of the Issuance Date (rounded down to the nearest whole share).

xxxiii.“Trading Day” means any day on which the Principal Market is open for trading.

2.Dividends.

a.The holders of the Preferred Shares shall be entitled to receive a twelve percent (12%) annual, non-cumulative dividend payable annually, at the Company’s option, (i) in cash or (ii) in shares of the Class A Common Stock at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the Principal Market for the five Trading Days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the Trading Day prior to the date of issuance, but in no event less than $1.00 per share. Each such dividend shall be payable to the holders of record of Preferred Shares as they appear in the register of members at the close of business on the applicable record date, which shall be at least one (1) day prior to the applicable Dividend Payment Date as long as all of the Preferred Shares are in book-entry form and, if all of the Preferred Shares are not in book-entry form, shall be at least ten (10) days prior to the applicable Dividend Payment Date.

3.Conversion of Preferred Shares. The Preferred Shares shall be subject to the conversion rights set forth in this Section 3.

a.Optional Conversion. At any time and from time to time, any holder of Preferred Shares may, at its option, convert (i) all or any portion of the First Tranche Convertible Shares at the First Tranche Conversion Rate, (ii) all or any portion the Second Tranche Convertible Shares at the Second Tranche Conversion Rate, (iii) all or any portion the Third Tranche Convertible Shares at the Third Tranche Conversion Rate and (iv) all or any portion the Fourth Tranche Convertible Shares at the Fourth Tranche Conversion Rate.

b.Mandatory Conversion. Automatically and without any action by any holder of Preferred Shares, the Preferred Shares shall mandatorily convert into shares of Class A Common Stock as follows:

i.On the first Trading Day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the First Tranche Conversion Price for twenty (20) of thirty (30) consecutive Trading Days, all of the First Tranche Convertible Shares shall convert at the First Tranche Conversion Rate;

ii.On the first Trading Day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the Second Tranche Conversion Price for twenty (20) of thirty (30) consecutive Trading Days, all the Second Tranche Convertible Shares shall convert at the Second Tranche Conversion Rate;

iii.On the first Trading Day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the Third Tranche Conversion Price for twenty (20) of thirty (30) consecutive Trading Days the Third Tranche Convertible Shares shall convert at the Third Tranche Conversion Rate; and

iv.On the first Trading Day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the Fourth Tranche Conversion Price for twenty (20) of thirty (30) consecutive Trading Days the Fourth Tranche Convertible Shares shall convert at the Fourth Tranche Conversion Rate.

c.Adjustment to the Initial, Second Tranche, Third Tranche and Fourth Tranche Conversion Prices. In order to prevent dilution of the rights granted under this Certificate of Designations, the Initial, Second Tranche, Third Tranche and Fourth Tranche Conversion Prices will be subject to adjustment from time to time as provided in this Section (3)(c).

i.Stock Dividends and Stock Splits. If the Company, at any time after the Issuance Date: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any Conversion Shares issued by the Company upon conversion of Preferred Shares), (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Class A Common Stock any shares of capital stock of the Company, then in each case the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Class A Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately after such event, and the number of shares issuable upon the conversion of the Preferred Shares shall be proportionately adjusted such that the aggregate Initial Conversion Price of the Preferred Shares shall remain unchanged. Any adjustment made pursuant to this Section (3)(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of the applicable event in the case of a subdivision, combination or re-classification.

ii.Subsequent Rights Offerings. In addition to any adjustments pursuant to Section (3)(c)(i) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Class A Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which each such holder could have acquired if such holder had held the number of shares of Class A Common Stock acquirable upon complete conversion of such holder’s Preferred Shares (without regard to any limitations on exercise thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such

Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iii.Notices.

1.Whenever the Initial Conversion Price is adjusted pursuant to any provision of this Section (3)(c), the Company shall promptly deliver to each holder of Preferred Stock by email a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

2.If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the Company shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Class A Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Class A Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Company, at least ten (10) Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Class A Common Stock of record shall be entitled to exchange their shares of the Class A Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of the Preferred Shares (or any part hereof) during the 10-Trading Day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

d.Mechanics of Conversion.

i.Delivery of Conversion Shares Upon Conversion. The date on which a conversion shall be deemed effective (the “Conversion Date”) shall be the earlier of (x) the Mandatory Conversion Date and (y) the Trading Day that the Conversion Notice, completed and executed, is sent via email to, and received during regular business hours prior to 5:00 pm Eastern Time by, the Company, provided, that the original certificate(s) (if any) representing the Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company by the Share Delivery Date (as defined below). Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Shares, and (B) a bank check in the amount of declared and unpaid dividends, if any. The Company shall deliver the Conversion Shares electronically through The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale by the holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by either delivery of a book-entry statement or physical delivery of a certificate, registered in the Company’s share register in the name of the holder or its designee.

ii.Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder.

iii.Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Shares as herein provided, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions as provided for herein) upon the conversion of the then outstanding Preferred Shares. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Initial Conversion Price or round up to the next whole share.

v.Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Shares shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e.Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares and the Warrants) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(e). For purposes of this Section 3(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 3(e), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares.

4.Voting Rights. The holders of Preferred Shares shall be entitled to notice of all stockholder meetings at which holders of Class A Common Stock shall be entitled to vote. Except as otherwise provided herein or as otherwise required by the Delaware General Corporation Law (the “DGCL”), the holders of Preferred Shares shall have no voting rights.

5.Redemption.

a.Optional Redemption by Company. At any time and from time to time, upon written notice to the holders of Preferred Shares, the Company shall be entitled to redeem all or a portion of the outstanding Preferred Shares the applicable Liquidation Preference. Following such written notice, the holders of Preferred Shares shall be granted thirty (30) calendar days to exercise their conversion rights set forth in Section 3(a) prior to such redemption.

b.Redemption Payments. Any redemption of Preferred Shares pursuant to the terms of this Certificate of Designations (any such redemption, shall be payable out of any cash legally available therefor.

6.Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Preference (the “Preferred Funds”). The balance of all proceeds after the Preferred Funds are paid shall be distributed pro rata to holders of Class A Common Stock and Class B Common Stock. However, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of any Pari Passu Shares, then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares.

7.Preferred Rank; Participation. All Preferred Shares rank senior to the Common Stock in respect to the preferences provided for herein as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares as provided for herein. So long as any of the Preferred Shares remain outstanding, without the prior consent of the holders of a majority of the Preferred Shares, except for the Series B Convertible Preferred Stock of the Company, which shall rank pari passu with the Preferred Shares, the Company shall not authorize or issue additional or other capital stock that is of rank senior to or pari passu with the Preferred Shares in respect of the preferences as to dividends or distributions or payments upon the liquidation, dissolution or winding up of the Company.

8.Vote to Change the Terms of or Issue Preferred Shares; Amendment. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Third Amended and Restated Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of a majority of the outstanding Preferred Shares, the Company shall not effect any change to this Certificate of Designations or the Company’s Third Amended and Restated Certificate of Incorporation that would amend, alter, change, repeal or otherwise affect any of the powers, designations, preferences and rights of the Preferred Shares.

9.Lost or Stolen Certificates. The Preferred Shares shall be uncertificated. If the Preferred Shares are or become certificated, upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert the Preferred Shares represented thereby into Class A Common Stock.

10.Remedies; Other Obligations. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

11.Payment Set Aside. To the extent that the Company makes a payment or payments to the holders of Preferred Shares hereunder or such holders enforce or exercise their rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

12.Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Third Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the holders of Preferred Shares hereunder. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Class A Common Stock receivable upon the conversion of any Preferred Shares above the Initial Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Class A Common Stock upon the conversion of Preferred Shares and (c) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Class A Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

13.Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders of Preferred Shares and shall not be construed against any person as the drafter hereof.

14.Status of Converted or Redeemed Series A Preferred Stock. Preferred Shares may only be issued pursuant to the Subscription Agreement. If any Preferred Shares shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Convertible Preferred Stock.

15. Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of a majority of the outstanding shares of Preferred Shares, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Third Amended and Restated Certificate of Incorporation. Such amendment shall apply to all holders of Preferred Shares.

16.Jurisdiction; Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it in the Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS.

17.Notice. Any and all notices or other communications or deliveries to be provided to the Company hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to CaliberCos, Inc., at 8901 E. Mountain View Rd. Ste 150, Scottsdale, Arizona 85258, Attention: Jade Leung, email: Jade.Leung@caliberco.com, or such other email address or mailing address as the Company may specify for such purposes by notice to the holders. Any and all notices or other communications or deliveries to be provided to a holder hereunder shall be in writing and delivered personally, by email at the email address of such holder appearing on the books of the Company, or if no such email address appears on the books of the Company, sent by a nationally recognized overnight courier service addressed to such holder, at the principal place of business of such holder.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series A Convertible Preferred Stock of CALIBERCOS INC. to be signed by its Chief Executive Officer on this 26th day of November, 2024.

CALIBERCOS INC.

By: /s/ John C. Loeffler, II
Name: John C. Loeffler, II
Title: Chief Executive Officer

EXHIBIT I

CALIBERCOS INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of CALIBERCOS INC. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, with a stated value of $20 per share (the “Preferred Shares”), of CALIBERCOS INC., a Delaware corporation (the “Company”), indicated below into shares of Class A common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:__________________________________________________________________
Aggregate number of Preferred Shares to be converted ________________________________________________________
Aggregate Stated Value of such Preferred Shares to be converted: ________________________________________________________
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: _______________________________________________________
Please confirm the following information:
Initial Conversion Price: ________________________________________________________________
Number of shares of Common Stock to be issued: ____________________________________________

 ☐            If this Conversion Notice is being delivered with respect to an Triggering Event Conversion, check here if Holder is electing to use the following Alternate Conversion Price:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐            Check here if requesting delivery as a certificate to the following name and to the following address:

  Issue to: _______________________________________________________

________________________________________________________

________________________________________________________

☐            Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date:                                     ,

Name of Registered Holder

By:
Name:
Title:

Tax ID:_______________________________
E-mail Address:

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the applicable Holder either (i) pursuant to Rule 144 (subject to such Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs ______________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                                , 20            from the Company and acknowledged and agreed to by                                                 .

CALIBERCOS INC.

By:
Name:
Title:

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